                                                                   EXHIBIT 10.XX



                                       April 30, 1999


Dan Brown
760 Maegus Drive
Woodbury, NJ 08096


Dear Dan:

     This letter agreement sets forth the terms of the separation agreement package between you and your employer, CompuCom Systems, Inc. (the "Company"). Please sign one of the two copies of this letter where indicated and return it to me, keeping the other one for your own personal files. You have been given an opportunity to review the terms of this agreement with your own attorney and, indeed, are encouraged to do so. You and the Company are entering this agreement with knowledge of the consequences and voluntarily.

     The terms of the Agreement are as follows:

I. The Company and you have agreed to the following terms with respect to the remainder of your active employment and your separation from the Company's employment. Several of the below benefits to you, including the amount of severance pay, are over and above what would be required for a terminating employee in your situation. In exchange for these additional elements of the separation package, you have waived and released the Company with respect to any claims you might have, as set forth in the attached General Release and Agreement and you understand that this letter agreement only is effective upon the effectiveness of that General Release and Agreement.

     The terms of your remaining employment and separation are as follows:

     1. You hereby confirm your resignation from the Company, effective October 22, 1998 and you hereby confirm your resignation from the Board of Directors of the Company and all its affiliated companies, effective October 22, 1998, including ClientLink, CIC Acquisition Corp., and Dataflex Acquisition Corp.

     2. Severance will be 24 months' base salary ($ 28,150 / month), payable at times regular salary otherwise would be paid in November, 1998 through November, 2000 (the "Severance Period").

     3. Your health insurance benefits will continue through the Severance Period unless in the interim you find new employment which provides comparable health insurance benefits. Your COBRA notice will be given and any COBRA benefits will commence as of your date of resignation, October 22, 1998.

          Please be advised that you may request a Certificate of Creditable Coverage at the following times: (i) immediately upon termination of your employment with the Company, (ii) at the time you elect not to extend your health insurance coverage under COBRA and (iii) at the time you terminate your health insurance coverage under COBRA.

     4. Remaining Vacation Pay: This severance package covers all back vacation days not taken by you.

     5. The Company will pay the $10,700 supplemental life insurance policy premium due July 1, 1999; will continue your car allowance of $700 per month through the Severance Period; no other benefits will be provided, including participation in the Employee Stock Purchase Plan, 401(k) Plan or other insurnace programs, or payment of any club dues.

     6. The Company will pay the two remaining payments on the house your purchased in Kiawah, each in the amount of $170,000 and to be made in May, 1999 and May, 2000, respectively.

     7. Your loan to the Company evidenced by a Note in the principal amount of $661,251, dated June 16, 1997, and the $50,000 additional advance pursuant to that Note (which you hereby agree is to be amended to reflect this advance) plus interest will remain due on June 17, 2000; the Note will be modified to eliminate acceleration on termination of employment.

II.  Options

     1. You were granted options for shares of stock in the Company. The schedule of your options, the vesting and the option prices are set forth on the attached schedule. Normally, the options must be exercised within 3 months of the termination of your employment. However, we will extend this time of exercise for the Severance Period. As a result all of your options will be treated as Non-Qualified Stock Options and you will be deemed a consultant of the Company during the Severance Period, being available on reasonable notice and with your consent, and for reasonable cost and expense payments, to provide consultation services to the Company.

IV.  Non-Compete and Confidentiality; Non-Disparagement

     1. In further consideration of this severance package, you will execute the Confidentiality, Non-Compete and Non-Solicitation Agreement which is attached. The Company's obligations under this Severance Agreement are conditions on your adherence to this Agreement, including paragraph IV 2 hereof, and the Confidentiality, Non-Compete and Non-Solicitation Agreement.

     2. You further agree not to disparage or otherwise criticize the Company, its officers, directors, employees, shareholders, affiliates, agents or representatives.

III. Miscellaneous terms of our agreement are as follows:

     1. Except as required of the Company to be disclosed by law, the Company and you agree that the terms of this agreement will be kept confidential by both parties except that you may advise your family and confidential advisers, and the Company may advise those people needing to know in implementation of the above terms.

     2. Any questions that you may have respecting details or implementation of the agreement should be directed to Lazane Smith, as Chief Financial Officer of the Company.

     4. This letter agreement and the General Release and Agreement contain all the terms relevant to your termination and the benefits of termination and replaces or supersedes any previous agreements or terms that may have existed with respect to these subject matters. This agreement can only be amended by a written amendment executed by both parties.

     5. The letter agreement will be governed in accordance with the laws of the State of Texas.

         I convey the very best wishes for your future career efforts. My signature below is the Company's commitment to the terms above.



                                       Sincerely yours,

                                       CompuCom Systems, Inc.



                                       By:  /s/ M. Lazane Smith
                                            -------------------
                                       Title: SVP / CFO

Agreed as to the separation package
and other terms set forth above:



   /s/ Daniel F. Brown
 -------------------------

                         GENERAL RELEASE AND AGREEMENT
                         -----------------------------

NOTICE:
-------


     Various state and federal laws, including the Civil Rights Acts of 1964 and 1991 and the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability and veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), the Department of Labor and state civil rights agencies.

     If you sign this General Release and Agreement and accept the agreed-upon special severance allowance and other termination benefits described in the letter addressed to you which accompanies this release, you are giving up your right to file a lawsuit pursuant to the aforementioned federal, state and local laws in local, state or federal courts against [CompuCom Systems, Inc. and its affiliates (the "Releasees") with respect to any claims relating to your employment or termination therefrom which arise up to the date this Agreement is executed.

     This Agreement does not prevent you from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement you waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on your behalf under any federal or state discrimination law, except where prohibited by law. You agree to release and discharge each Releasee not only from any and all claims which you could make on your own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against a Releasee may arise, in whole or in part, from any event which occurred as of the date of this Agreement.

You agree to pay for any legal fees or cost incurred by any Releasee as a result of any breach of the promises in this paragraph. The parties agree that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by a Releasee as a result.

     We encourage you to discuss the following release language with an attorney prior to executing this Agreement. In any event, you should thoroughly review and understand the effect of the release before acting on it. Therefore, please take this release home and consider it for twenty-one (21) days before you decide to sign it.

                         GENERAL RELEASE AND AGREEMENT
                         -----------------------------


     As consideration for the special severance allowance and other termination benefits offered to me by CompuCom Systems, Inc. (hereinafter referred to as the "Company") specified in the letter that accompanies this General Release and Agreement, I release and discharge the Company, its directors, officers, agents, employees, subsidiaries, divisions and any and all affiliate companies, as well as any successor to the Company, from all claims, liabilities, demands and causes of action, arising up to the date of execution of this Agreement, fixed or contingent, known or unknown, which I may have or claim to have against the Company arising from my employment or as a result of my termination from employment, and do hereby covenant not to file a lawsuit to assert such claims. This includes but is not limited to claims arising pursuant to the Age Discrimination in Employment Act, or any other federal, state or local law or regulation relating to discrimination in employment or equal opportunity or any claims growing out of any legal restriction on the Company's right to terminate its employees.

     I agree that I will not at any time publicize, write about, divulge or discuss the existence of the General Release and Agreement, with any person or entity whatsoever, other than my attorneys in this matter.

     I understand that this Agreement is revocable by me for a period of 7 days following execution of the Agreement. This Agreement shall not become effective or enforceable until this 7 day revocation period has ended.

     I have carefully read and fully understand all the provision of the Notice, General Release and Agreement which set forth the entire agreement between me and, and I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this document.

     IN WITNESS WHEROF, I have set my hand and seal this 30th day of  April
1999.



                                       /s/ Daniel F. Brown
                                       -------------------

                            CompuCom Systems, Inc.


                            EMPLOYEE NON-DISCLOSURE
                NON-SOLICITATION AND NON-COMPETITION AGREEMENT


     In consideration of the letter agreement providing for my termination of employment with CompuCom Systems, Inc. (the "Company"), I hereby agree with the Company as follows:

          1. I will not at any time reveal to any person or entity any of the trade secrets or confidential information of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), and I shall keep secret all matters that have been entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

          The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of mine; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided, I shall provide the Company notice of any such required disclosure once I have knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.

          Further, I represent that during my employment I have not taken, used or permitted to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. I further agree that I shall not, after the termination of my employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

          2. Until after November 30, 2000, two years after termination of my employment, I agree that I will not:

               (i) directly or indirectly solicit, entice or induce any Customer (as defined below) to become a client, customer, OEM distributor or reseller of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or to cease doing business with the Company, and I shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

               (ii) directly or indirectly solicit, recruit or hire any employee of the Company to work for a third party other than the Company or engage in any activity that would cause any employee to violate any agreement with the Company; or

               (iii) whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which is or may be competitive with or render services to any firm or business organization which competes with the Company in, the products or services being manufactured, marketed, distributed, planned in writing or developed by the Company at the time of termination of such employment. I shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities and such ownership shall not be considered to be in competition with the Company.

          For purposes of this Paragraph 2, a Customer means any person or entity which at the time of determination shall be, or shall have been within two (2) years prior to such time, a client, customer, OEM, distribution or reseller of the Company.

          3. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

          4. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

          5. I hereby acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. I further agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

          6. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

          7. The term "Company" shall include CompuCom Systems, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

          8. This Agreement shall be governed by and construed in accordance with the laws of State of Texas.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed document as of the 30th day of April, 1999.



                                       /s/ Daniel F. Brown
                                       -------------------
                                       Signature

                                       Daniel F. Brown
                                       ---------------
                                       Name - Please Print

                                       760 Maegus Drive
                                       ----------------
                                       Woodbury, NJ  08096
                                       -------------------
                                       Address